Exhibit 10.1.1

MERUS B.V. 2010 EMPLOYEE OPTION PLAN

As amended per [•]

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	In this Plan, the following words and expressions shall have, where the context so admits, the meanings set forth below:

Acquirer	has the meaning given to it in Rule 4.1.

Acquiring Company	has the meaning given to it in Rule 4.5.

Bad Leaver	the Participant who is dismissed for (i) cause, as referred to in article 7:678 of the Dutch Civil Code (dringende reden voor de werkgever), or (ii) on grounds of termination or nonextension of the agreement for reasons that can mainly be attributed to the relevant Participant concerned (as determined by a decision rendered in legal or arbitration proceedings that has become irrevocable, or a settlement agreement or another private extrajudicial agreement); or (iii) on grounds of the provisions of article 7:685 or 6:265 and further of the Dutch Civil Code, where the reason for termination of the employment agreement or the management agreement can mainly be attributed to the relevant Participant (as determined by a decision rendered in legal or arbitration proceedings that has become irrevocable).

CEO	means the member of the Management Board who is the chief executive officer of the Company.

Company	Merus B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Utrecht, the Netherlands, and its offices at Padualaan 8, 3584 CH Utrecht, the Netherlands.

Control	the power of a company, directly or indirectly (i) to exercise more than 50% of the voting rights at a shareholders meeting of a company, or (ii) to appoint or dismiss more than 50% of the directors of the management board or of the members of the supervisory board of a company, or (iii) to direct the management of a company through the exercise of majority votes at directors’ meetings of such company.

Date of Grant	the date on which an Option is granted.

Date of Exercise	the day on which an Option is exercised.

Eligible Employee	a person:

• who is or has been employed by the Company (including functioning as a member of the Management Board or Supervisory Board of the Company); or

• who is a third party (advisor/consultant or otherwise) with the prior written approval of the Management Board and the Supervisory Board.

Exercise Price	the price per Share, as determined by the Grantor at the Date of Grant, at which an Eligible Employee may acquire a Share upon the exercise of an Option granted to him, being not less than the nominal value of the underlying Share on the Date of Grant but subject to any adjustment pursuant to Rule 8 of this Plan.

Fair Market Value	means the value of the underlying Share of the Company as determined during the last valuation that took place prior to the Termination Date.

General Meeting of Shareholders	the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company.

Good Leaver	a Participant whose employment or management agreement is terminated, either by himself or by the Company, and who is not a Bad Leaver.

Grantor	the “Grantor” shall mean the Company.

Insider Rules	means the internal rules concerning the dealing in securities as determined and adopted by the Company.

Legal Compliance Officer	the legal compliance officer of the Company from time to time, which initially will be a member of the Management Board.

Management Board	the management board (raad van bestuur) of the Company from time to time.

Notice of Exercise	a notice to the Legal Compliance Officer in a form to be determined by the Grantor whereby a Participant notifies the Company of his wish to exercise an Option granted to him under this Plan.

Option Agreement	the Merus B.V. 2010 Employee Option Agreement; an agreement in a form to be determined by the Grantor whereby the Grantor grants Options under this Plan.

Option	subject to Rule 2.5 and the terms and conditions of the Plan, the non-transferable right of the Participant to, at the choice of the Grantor, acquire one Share.

Participant	any Eligible Employee to whom an Option has been granted, or where the context so admits, his legal successor.

Plan	the Merus B.V. 2010 Employee Option Plan as amended from time to time.

Retirement	the cessation of employment in circumstances, which the Grantor regards as retirement (whether at normal retirement age or any other age).

Rules	the rules of the Plan as amended from time to time.

Share	a fully paid up common share in the capital of the Company.

Supervisory Board	the supervisory board (raad van commissarissen) of the Company from time to time.

Tax Liability	a liability, on the part of the Company, to account for any tax, social security or other levy in respect of an Option for which the person entitled to the Option is liable, whether by reason of grant, Vesting, exercise or otherwise, including for the avoidance of doubt but without limitation any liability arising after termination of a Participant’s employment for whatever reason and which may arise or be incurred in any jurisdiction whatever, and by the law of the same jurisdiction may or shall be recovered from the person entitled to the Option.

Termination Date	the date on which a Participant ceases to hold office or employment.

Tranche	the part of the number of Options granted under the Option Agreement that Vest in line with the vesting scheme as set out in the Option Agreement.

Vest	the point at which an Option becomes exercisable and “Vesting” and “Vested” shall be construed accordingly.

Vesting Commencement Date	the date on which the Vesting commences, as stipulated in the Option Agreement.

Vesting Date	the date on which an Option or Tranches will become exercisable.

1.2	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.3.	Reference in the Rules to any statutory provisions are to these provisions as amended, extended or re-enacted from time to time, and shall include any regulations made thereunder.

1.4.	The headings in the Rules are for the sake of convenience only and should be ignored when construing the Rules.

2.	GRANT OF OPTIONS

2.1.	Whether the Grantor will grant Options will be decided as follows:

(a)	with respect to Options to be granted to the members of the Supervisory Board , the Shareholders’ Meeting will decide. Any resolution to that effect can only be adopted with a majority of two thirds of the votes cast in a meeting in which two third of the issued share capital of the Company is present or represented;

(b)	with respect to Options to the members of the Management Board, the Supervisory Board will decide;

(c)	with respect to Options to Eligible Employees who are not members of the Management Board or Supervisory Board the Management Board will decide, subject to the prior approval of the Supervisory Board.

In case the Grantor wishes to grant Options as referred to under (a) above, the Grantor shall request a Shareholders’ Meeting to be convened in order to adopt a resolution to that effect.

With respect to the Options referred to under (b) and (c) above, the Shareholders’ Meeting has designated the Supervisory Board and the Management Board respectively thereto by resolution dated January 21, 2009.

Subject to (a), (b) and (c) of this Rule the Grantor has a discretionary power to grant Options to such Eligible Employees as it shall determine and to determine the conditions under which such Options are granted.

Subject to the Rules of this Plan a Participant shall receive Options granted with an Exercise Price as specified in the Option Agreement.

Each and every grant of an Option is subject to the Insider Rules of the Company once these have been adopted.

2.2.	The grant of an Option or the delivery of any Share following its exercise shall be subject to:

(a)	obtaining the required internal corporate approvals; and

(b)	obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of any recognised stock exchange on which the Shares are traded.

2.3.	The grant of an Option shall be evidenced by an Option Agreement, sent to the Eligible Employee on behalf of the Grantor by the chairman of the Supervisory Board or by the CEO, which document may relate to an individual Option or any number of Options granted at the same time. The Option Agreement must at least state:

the date of grant;

(a)	the number of Shares over which Options have been granted to the Participant;

(b)	the Exercise Price;

(c)	the Vesting Commencement Date and Vesting Date and/or Vesting Dates;

(d)	the date on which the Options will lapse pursuant to Rule 3.3(a)

2.4.	Subject to Rule 6 of this Plan no payment by the Participant shall be required on the grant of Options.

2.5.	Subject to the rights of exercise by the Participant’s legal successors in the event of a Participant’s death, every Option shall be personal to the Participant to whom it is granted and shall not be transferable, in any way alienable or capable of being encumbered and may not be contributed to the net wealth of an enterprise (vermogen van een onderneming).

2.6.	The Participant can accept a grant of Options only in whole. Acceptance takes place by returning a signed copy of the Option Agreement to the Legal Compliance Officer, which should be received ultimately on the latest moment of (1) sixty (60) days of the Date of Grant or (2) 30 Days of the date of adoption of this Plan. Grants of Options that are not accepted in accordance with this Rule 2.6, will lapse automatically with immediate effect and without any consideration due. By accepting a grant of Options the Participant accepts the Rules of the Plan and all other regulations and documents relating to the granted Options.

3.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

3.1.	Any Option granted to the Eligible Employee under this Plan, will Vest following the Vesting Scheme set out in the Option Agreement and furthermore in accordance with the conditions as set out in the Option Agreement.

3.2.	If a Participant ceases to hold office or employment unvested Options shall lapse on the Termination Date, unless the Grantor, acting reasonably and given the specific circumstances of the Participant, determines otherwise, in which event the Grantor in its sole discretion and acting reasonably, shall determine the extent, and the terms, of the Participant’s continued participation in the Plan.

3.3.	Vested Options shall lapse upon the occurrence of the earliest of the following events:

(a)	the eight (8th) anniversary of the Date of Grant;

(b)	the expiry of any of the periods specified in Rules 4.1, 4.3 and 4.4;

(c)	(for the Participant ceasing to hold an office or employment or giving or being given notice to terminate employment) on the first (1) anniversary of the Termination Date;

(d)	subject to Rule 4.4, the passing of an effective resolution, or the making of an order by any court, for the winding-up of the Company;

(e)	subject to Rule 4.3, the Participant or his legal successor being deprived of the legal or beneficial ownership of the relevant Options by operation of law or being declared bankrupt or having applied for temporary suspension of payment (surséance van betaling), unless the Grantor in its absolute discretion determines otherwise;

(f)	the Participant purporting to transfer or dispose of the Options or any rights in respect of it other than as permitted under Rule 2.5;

(g)	On the Termination Date in the event the Participant becomes a Bad Leaver.

4.	TAKEOVER, RECONSTRUCTION AND WINDING-UP

4.1.	Subject to Rule 4.5, if any person or legal entity (the “Acquirer”) obtains Control of the Company as a result of making an offer to acquire the whole or part of the issued share capital of the Company or through any other means, which is either made without any condition or which is made on a condition such that if it is satisfied the Acquirer will have Control of the Company, Options will Vest upon such acquisition of Control and may be exercised during a period of one (1) month thereafter (or such period as the Grantor may determine). The Legal Compliance Officer shall notify Participants in writing as soon as possible and in any event with sufficient time to exercise their Options. Such exercise of Options shall be done in accordance with any procedure set down by the Grantor.

4.2.	For the purpose of Rule 4.1 a person or legal entity shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it. For the purpose of this Rule 4.2 persons shall be treated as “acting in concert” if pursuant to an agreement or understanding (whether formal or informal) they actively cooperate through the acquisition by any of them of Shares to obtain Control of the Company.

4.3.	Subject to Rule 4.5, if the Company or its legal successor applies for temporary suspension of payments (surséance van betaling) or in the event of a restructuring of the Company aimed at restructuring the Company’s debts, at the sole discretion of the Grantor, the Grantor may decide that Options will immediately Vest and under what conditions.

4.4.	If a resolution of the General Meeting of Shareholders to voluntarily wind-up the Company (ontbinden) has been duly adopted, the Company shall notify all Participants. Subject to Rule 4.5, Options will Vest and may be exercised during a period of one (1) month thereafter (or such period as the Grantor otherwise determines) and in each case conditionally on the resolution being duly passed.

4.5.	Rules 4.1, 4.3 and 4.4 above shall not apply where:

(a)	Control of the Company is obtained prior to the adoption of this Plan;

(b)	the events form part of a scheme or arrangement whereby Control of the Company is obtained by another person or company (the “Acquiring Company”);

(c)	immediately after the Acquiring Company obtains Control, the issued share capital of the Acquiring Company is directly or indirectly owned substantially by the same persons or companies (or their legal successors) who were shareholders of the Company immediately prior to the Acquiring Company obtaining Control;

(d)	the Acquiring Company has agreed to grant new options in consideration for the release of any Options which have not lapsed or for any options on shares in the Company’s capital, and

(e)	the Acquiring Company obtains Control in connection to a financing of the Company, whether privately done of by means of an I PO.

4.6.	If the Grantor becomes aware that the Company is expected to be, or has been, affected by any demerger, dividend, dividend in specie, super dividend or other transaction which, in the opinion of the Grantor could affect (or has affected) the current or future value of any Option, the Grantor has the discretionary power, acting reasonably, to determine new, or replace the, conditions of Vesting, or any such other terms and conditions of the Options that may be required.

4.7.	Where Rules 4.1, 4.3 or 4.4 apply, Options shall lapse to the extent not already exercised following the expiry of any specified period.

5.	MANNER OF EXERCISE

5.1.	An Option may only be exercised by a Participant in its entirety.

5.2.	An Option may only be exercised to the extent Vested and in accordance with the conditions as set out in the Option Agreement.

5.3.	Subject to the Rules of this Plan and the Option Agreement, Options may be exercised by the receipt of a Notice of Exercise by the Legal Compliance Officer, which is completed and signed by the Participant, covering at least all the Shares over which the Options are then to be exercised unless the Grantor determines that a different exercise procedure should apply.

5.4.	Payment of the Exercise Price must be made by the Participant in such manner and at such moment prior to the issue or transfer of the Shares as the Management Board shall direct.

5.5.	Once such rules have been adopted in accordance with Rule 2. 1, each exercise of an Option is subject to the Insider Rules of the Company as applicable from time to time. Where any exercise would temporarily be prohibited by law, securities regulations, or the dealing or insider trading rules of or applicable to the Company, the exercise period shall be extended with the length of such period of prohibition provided that an Option may not be exercised after the expiry of the Option in accordance with any Rule of this Plan.

6.	TAX LIABILITY

6.1.	The Participant shall be responsible for and shall indemnify the Company against any Tax Liability. Without prejudice to Rule 6.2 below, the Company may withhold any amounts from the Participant’s net pay for the relevant pay period or make such arrangements as are necessary to satisfy any Tax Liability.

6.2.	In the event that any Tax Liability becomes due on the exercise of Options, the Participant will be deemed to have given irrevocable instructions to the Company (or any other person acceptable to the Company) for the sale of sufficient Shares acquired on the exercise of Options to realize an amount equal to the Tax Liability and the payment of the Tax Liability to the Company, unless:

(a)	the Company is able to deduct an amount equal to the whole of the Tax Liability from the Participants net pay for the relevant pay period; or

(b)	the Participant has paid to the Company an amount equal to the Tax Liability; or

(c)	the Grantor determines otherwise.

7.	ISSUE OR TRANSFER OF SHARES

7.1.	Subject to the Rules of this Plan, including but not limited to Rule 6, and to having received the Exercise Price, the Grantor, in its sole discretion, shall decide whether the Company shall:

(a)	procure the issue or transfer of such number of Shares to be transferred to the Participant pursuant to the exercise of an Option; or

(b)	settle the Options specified in the Notice of Exercise in cash, it being understood that the default settlement mechanism will be settlement through the issue or transfer of Shares covered by the Options.

7.2.	The issue or transfer of any Shares under the Plan shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.2 and the Participant signing all documents relevant for the issue of Shares to the Participant.

8.	ADJUSTMENTS

8.1.	The number of Shares over which Options are granted, the conditions of exercise and the Exercise Price thereof (and where Options have been exercised, but no Shares have been issued or transferred pursuant to such exercise, the number of Shares which may be so issued or transferred and the price at which they may be acquired) shall be adjusted in such manner as the Grantor shall in consultation with the CEO determine following any capitalisation issue, merger, any offer or invitation made by way of rights, subdivision, consolidation, reduction, other variation in the share capital of the Company, demerger, dividend, dividend in specie, super dividend or other corporate event which in the reasonable opinion of the Grantor justifies such an adjustment.

8.2.	The Grantor or the Legal Compliance Officer may take such steps as it or he may consider necessary to notify Participants of any adjustment made under this Rule 8.

9.	ADMINISTRATION

9.1.	The Plan shall be administered by the Management Board, assisted by the Legal Compliance Officer should the Legal Compliance Officer not be a member of the Management Board. The Management Board shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan, to amend the Plan, to correct any errors or mistakes of procedure, and to adopt such regulations for administering the Plan and such forms of exercise as it may deem necessary or appropriate. Decisions of the Management Board shall be final and binding on all parties. The Legal Compliance Officer will keep a register showing the number of Options granted to each Participant, the Exercise Price related to such Options and the further conditions pursuant to which the Options are granted. Furthermore, the Legal Compliance Officer will supervise that the Plan is administered in accordance with the applicable laws and regulations.

9.2.

Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by electronic means or mail, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of the Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by mail, it shall be deemed to have been received 72 hours after it was put into the mail properly addressed and stamped, and if by electronic means, when the sender receives a non automatically generated electronic confirmation of receipt.

9.3.	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

9.4	The costs of introducing and administering the Plan shall be borne by the Company.

10.	ALTERATIONS

10.1.	Subject to this Rule 10, the Management Board may at any time alter or add to all or any of the provisions of the Plan in any respect. Amendments other than the adjustments as set forth in Rules 4.6, 8.1 and 10.3 will require the prior approval of the General Meeting of Shareholders and any resolution to that effect can only be adopted by two thirds of the votes cast in a meeting in which two third of the issued share capital is present or represented.

10.2.	Subject to Rule 10.3 and without prejudice to Rule 10.1, the prior approval of the General Meeting of Shareholders shall in any event be required for the following alterations or additions to the material advantage of Participants to:

(a)	the persons to whom Options may be granted under the Plan;

(b)	the principal terms of the Options;

(c)	the determination of the Exercise Price;

(d)	the rights of Participants in the event of a variation of the share capital; and

(e)	the terms of this Rule 10.2.

Any resolution to this effect can only be adopted by the General Meeting of Shareholders with two thirds of the votes cast in a meeting in which two third of the issued share capital is present or represented.

10.3.	Approval by the General Meeting of Shareholders shall not be required for any minor alteration or addition, which is to benefit the administration of the Plan.

10.4.	Except to the extent required by law, no alteration or addition shall be made under Rule 10.1 which would materially abrogate or adversely affect the subsisting rights of a Participant unless it is made with the written consent of the Participant so adversely affected.

10.5.	As soon as reasonably practicable after making any alteration or addition under Rule 10. 1, the Grantor or the Legal Compliance Officer shall give written notice thereof to any Participant materially affected thereby.

10.6.	No alteration to the Plan under this Rule 10 shall require the consent of any person unless expressly provided by laws or regulations or in the Rules.

11.	LEGAL ENTITLEMENT

11.1.	The Plan shall not form part of a Participant’s employment contract or terms and conditions of employment. Furthermore, nothing in the Plan, or in any regulations pursuant to it shall confer on any person any right to continue in employment, nor will it affect the right of any provider of any service relationship to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Grantor or any other person any duty or liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

(A)	the lapse of any Option pursuant to the Plan;

(B)	the failure or refusal to exercise any discretion under the Plan; and/or

(C)	a Participant ceasing to be a person who has a service relationship for any reason whatever.

11.2.	Options shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

11.3.	Nothing in the Plan shall be deemed to give any employee of the Company any right to participate in the Plan.

11.4.	Any person who ceases to have the status or relationship of an employee with the Company as a result of the termination of his employment for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss of alteration of any rights, benefits or expectations in relation to any Option, the Plan or any instrument executed pursuant to it.

12.	DATA PROTECTION

12.1.	By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

(A)	Administering and maintaining Participant records;

(B)	Providing information to trustees of any employee benefit trust, registrars, brokers savings carrier or other third party administrators of the Plan; and

(C)	Providing information to future purchasers of the Company or the business in which the Participant works.

12.2.	By participating in the Plan, the Participant consents to the transfer of personal data to persons within the European Union and jurisdictions outside the European Union, for all purposes relating to the operation of the Plan.

13.	GENERAL

13.1.	No Option may be granted, exercised, released or surrendered at a time when such grant, exercise, release or surrender would not be in accordance with applicable laws and regulations as amended from time to time.

13.2.	The Plan shall terminate at the date of the passing of a resolution by the General Meeting of Shareholders to this effect. Termination of the Plan will be without prejudice to the subsisting rights of Participants.

13.3.	These Rules, any Option Agreement and all Options granted shall be governed by and construed in accordance with the laws of the Netherlands. The competent court in Amsterdam, the Netherlands shall have exclusive jurisdiction to settle any dispute in connection with this Plan or Option Agreement.